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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

Mohawk Carpet Corporation.................................  Delaware
Horizon Europe, Inc. .....................................  Georgia
Rainbow International, Inc................................  U.S. Virgin Islands
Mohawk Marketing, Inc. ...................................  Georgia
Aladdin Manufacturing Corporation. .......................  Delaware
Mohawk Mills, Inc. .......................................  Delaware
Horizon & Owens Properties(1). ...........................  Georgia
Delaware Valley Wool Scouring, Inc........................  Pennsylvania
Galaxy Carpet Mills, Inc.(2) .............................  Delaware





















(1) A consolidated 50% joint venture which leases property to Mohawk Industries, Inc.
(2) Galaxy Carpet Mills, Inc. was dissolved as a corporation effective
    February 1, 1997.

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